Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated this 19th day of January, 2005, between Falcon Financial Investment Trust, a Maryland Real Estate Investment Trust (the “Trust”), and Vernon B. Schwartz (the “Executive”), to be effective on the Control Date, as such term is defined in the Merger Agreement, as defined below (the “Effective Date”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement.

WHEREAS, the Agreement and Plan of Merger, dated as of January 19, 2005, by and among iStar Financial Inc. (“iStar”), Flash Acquisition Company LLC and the Trust (the “Merger Agreement”)(1) contemplates that the Trust will enter into an amended and restated employment agreement with the Executive;

WHEREAS, the Trust and Executive are parties to an Employment Agreement dated November 14, 2003 (the “2003 Agreement”) which will remain in full force and effect prior to the Effective Date;

WHEREAS, in connection with the Merger Agreement, Executive and the Trust have agreed to amend and restate the 2003 Agreement, to be effective from and after the Effective Date,  to reflect certain changes in the terms and provisions thereof;

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Employment.  The Trust hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Trust, on the terms and conditions set forth herein.   The Trust and the Executive agree that, although this Agreement has been executed prior to the Effective Date, it shall have no force and effect until the Effective Date.  This Agreement shall automatically become effective and take full force and effect on the Effective Date, and the 2003 Agreement shall automatically terminate at 11:59 p.m. on the day prior to the Effective Date.

2.             Term.  The Trust hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the Effective Date and ending on the second anniversary of such date, unless sooner terminated in accordance with the provisions of Section 6; with such employment to continue for successive one-year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party in writing prior to sixty (60) days before the expiration of the initial term and each annual renewal thereof (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).

3.             Position and Duties. During the Term, the Executive shall have primary responsibility for executing the Trust’s business strategy of originating financing and sale/leaseback transactions, under the direction of the Trust’s Board of Trustees.  Prior to the Effective Time of the Merger (as defined in the Merger Agreement), the Executive shall serve as the Trust’s principal executive officer for purposes of executing all reports and financial statement certifications required to be filed by the Trust pursuant to the Securities Exchange Act of 1934, as amended.  The Executive shall also serve without additional compensation in such other offices of the Trust or its subsidiaries to which Executive may be elected or appointed by the Board of

(1)   The Trust will survive the Merger as a wholly-owned subsidiary of iStar.

Trustees with the consent of Executive.  The Executive shall devote substantially all his working time, energy, skill and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Trust; provided, that, nothing in this Agreement shall preclude Executive from serving as a director or trustee in any other firm that is not a competitor of the Trust and its subsidiaries or from pursuing personal investments, as long as such activities do not, in the reasonable judgment of the Board of Trustees with regard to activities other than passive investments of less than five percent ownership, interfere with Executive’s performance of his duties hereunder.

4.             Place of Performance.  In connection with the Executive’s employment by the Trust, the Executive shall be based at the principal executive offices of the Trust in Stamford, Connecticut or the greater metropolitan area of New York City, encompassing the populated areas of New York, New Jersey and Connecticut (generally known as the “Tri-State Area”), except for travel that is reasonably necessary for the Executive to carry out his duties hereunder.

5.             Compensation and Related Matters.

(a)           Base Salary and Annual Bonus.  During the period of the Executive’s employment hereunder, the Trust shall pay to the Executive an annual base salary of $390,000 (“Base Salary”), such Base Salary to be paid in accordance with the Trust’s standard payroll practices and subject to all applicable withholdings.  The Base Salary may, subject to the approval of the Board of Trustees, be increased from time to time and, if so increased, shall become the new Base Salary for the calendar year and shall not thereafter during the term of this Agreement be decreased.  The Executive shall be eligible for an annual bonus (“Annual Bonus”), based solely on the level of satisfaction of the asset origination target (the “Target”), set forth in Appendix A hereto.  Such Annual Bonus shall be payable in cash to the Executive on or about January 31 of the year following the last day of the fiscal year to which the bonus relates.  For the 2005 calendar year, the Executive’s Base Salary, Annual Bonus and Target calculations shall be prorated as of thirty (30) days after the Control Date through the end of the calendar year.  The Annual Bonus and Target calculations may be revised on an annual basis upon mutual agreement of the Trust and the Executive.

(b)           Expenses.  During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary out of pocket expenses incurred by the Executive in performing his duties hereunder, including all reasonable expenses of travel and reasonable living expenses while away from home on business or at the request of and in the service of the Trust, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by iStar.

(c)           Other Benefits.  During the Term, the Trust shall provide at its sole expense executive life insurance to the Executive with a death benefit of no less than $1,500,000.  In addition, the Executive shall be eligible to participate in or receive benefits under any employee benefit plan, arrangement or perquisite made available by the Trust, prior to the Effective Time of the Merger, and by iStar after such time, presently or in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, arrangements and perquisites.

(d)           Vacations.  The executive shall be entitled to four (4) weeks’ vacation in each calendar year, or such greater amount of vacation as may be determined in accordance with iStar’s vacation policy as in effect from time to time.  The Executive shall also be entitled to all paid holidays given by the Trust to its executives, and sick and personal days on an as needed basis.

(e)           Services Furnished.  The Trust shall furnish the Executive with office space and such other facilities and services as shall be suitable to the Executive’s position and adequate for the performance of his duties as set forth in Section 3 hereof.

6.             Termination.  Each party shall have the right to terminate Executive’s employment hereunder before the Term expires to the extent, and subject to the provisions, set forth in this Section 6:

(a)           Death.  The Executive’s employment hereunder shall terminate upon his death.

(b)           Disability.  If, in the written opinion of a qualified physician reasonably agreed to by the Trust and the Executive, the Executive shall become unable to perform his duties hereunder due to Disability, the Trust may terminate the Executive’s employment hereunder.  As used in this Agreement, the term “Disability” shall mean incapacity due to physical or mental illness which has, in the reasonable judgment of the Board, caused the Executive to be unable to perform his duties hereunder on a full-time basis for any period of 180 consecutive days and the return of the Executive to his duties hereunder for periods of 15 days or less shall not interrupt such 180 day period.

(c)           Cause.  The Trust shall have the right to terminate Executive’s employment at any time upon delivery of written notice of termination for Cause (as defined below) to Executive (which notice shall specify in reasonable detail the basis upon which such termination is made), such employment to terminate immediately upon delivery of such notice unless otherwise specified by the Board of Trustees of the Trust if a majority of the Board of Trustees determines that Executive: (i) has misappropriated, stolen or embezzled funds or property from the Trust or an affiliate of the Trust or secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of the Trust or any affiliate of the Trust, (ii) has been convicted of a felony or entered a plea of “nolo contendre” which in the reasonable opinion of the Board brings Executive into disrepute or is likely to cause material harm to the Trust’s (or any affiliate of the Trust) business, customer or supplier relations, financial condition or prospects, (iii) has, notwithstanding not less than 30 days’ prior written notice from the Board of Trustees, willfully and persistently failed to perform (other than by reason of illness or temporary disability, regardless of whether such temporary disability is or becomes total Disability, or by reason of vacation or approved leave of absence) his material duties hereunder, or (iv) has willfully violated or breached any provision of this Agreement, any material law or regulation or any written policy or code of business conduct or ethics of the Trust or iStar to the material detriment of the Trust, iStar or any affiliate of the Trust or iStar or its business.  For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Trust, prior to the Effective Time of the Merger, and iStar thereafter.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for iStar shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Trust.  The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive was guilty of the conduct set forth in clause (i), (ii), (iii) or (iv) hereof, and specifying the particulars thereof in detail.

(d)           Without Cause.  The Trust may at any time terminate the Executive’s employment hereunder without Cause.

(e)           Termination by the Executive.

(i)                                     The Executive may terminate his employment hereunder (A) for Good Reason, or (B) without Good Reason at any time after the date hereof by giving thirty (30) days prior notice of his intention to terminate.

(ii)                                  For purposes of this Agreement, “Good Reason” shall mean (A) a failure by the Trust to comply with any material provision of this Agreement which has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Trust, (B) the assignment to the Executive of any duties materially inconsistent with the Executive’s duties as they arise under Section 3 of this Agreement, or a substantial adverse alteration in the nature of the Executive’s responsibilities without the consent of the Executive, (C) without the consent of the Executive, a material reduction in employee benefits other than a reduction generally applicable to all eligible employees of the Trust, (D) without the consent of the Executive, relocation of the Trust’s principal place of business outside the Tri-State Area; or (E) any purported termination of the Executive’s employment which is not effected pursuant to (1) Section 2 or (2) a Notice of Termination satisfying the requirements of paragraph (f) hereof (and for purposes of this Agreement no such purported termination shall be effective).

(f)            Any termination of the Executive’s employment by the Trust or by the Executive (other than termination pursuant to subsection (a) or (b) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(g)           “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to subsection (b) above, the date as of which the physician’s written opinion is received by the Trust, (iii) if the Executive’s employment is terminated pursuant to subsection (c) above, the date specified in the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date thirty (30) days following the date on which a Notice of Termination is given.

7.             Compensation Upon Termination, Death or During Disability.

(a)           Disability.  During any period that the Executive fails to perform his duties hereunder as a result of his incapacity due to a physical or mental illness (“disability period”), the Executive shall continue to receive his full Base Salary at the rate then in effect for such period (and shall not be eligible for payments under the disability plans, programs and policies maintained by the Trust or in connection with employment by the Trust (“Disability Plans”)) until his employment is terminated pursuant to Section 6(b) hereof, and upon such termination, the Executive shall, within ten (10) days of such termination, be entitled to all amounts to which the Executive is entitled pursuant to short-term Disability Plans.  The Executive’s rights under any long-term Disability Plan shall be determined in accordance with the provisions of such plan.  In addition, upon the Executive’s termination in accordance with Section 6(b) hereof, the Executive shall be paid a pro rata portion of his Annual Bonus, based upon Executive’s satisfaction of the Target as of the Date of Termination, to be calculated by the number of days he was employed in the calendar year in which the Date of Termination occurs (the “Prorated Bonus”).

(b)           Death.  If the Executive’s employment is terminated by his death, the Trust shall within ten (10) days following the date of the Executive’s death, pay any amounts due to the Executive under Section 5 through the date of his death, an amount equal to the Executive’s annual Base Salary for the year in which the termination took place, and an amount equal to the Prorated Bonus, together with any other amounts to which the Executive is entitled pursuant to death benefit plans, programs and policies.

(c)           Cause or other than Good Reason.  If the Executive’s employment shall be terminated by the Trust for Cause or by the Executive for other than Good Reason, the Trust shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and reimburse the Executive for all reasonable and customary expenses incurred by the Executive in performing services hereunder prior to the Date of Termination in accordance with Section 5(b), and the Trust shall have no further obligations to the Executive under this Agreement.

(d)           Termination by the Trust without Cause (other than for death or Disability) or Termination by the Executive for Good Reason.  Other than as provided in Section 2, if the Trust shall terminate the Executive’s employment other than for death, Disability pursuant to Section 6(b) or Cause, or the Executive shall terminate his employment for Good Reason, then:

(i)                                     the Trust shall pay the Executive any earned and accrued but unpaid installment of Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid and accrued amounts to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Trust, such payments to be made in a lump sum on or before the fifth day following the Date of Termination;

(ii)                                  in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Trust shall pay as liquidated damages to the Executive an amount equal to (i) in the event the Date of Termination occurs on or before the first anniversary of the Effective Date, the product of (A) the sum of (1) the Executive’s Base Salary in effect as of the Date of Termination and (2) the Prorated Bonus, and (B) 2 or (ii) in the event the Date of Termination occurs after the first anniversary of the Effective Date, the sum of (1) the Executive’s Base Salary in effect as of the Date of Termination and (2) the Prorated Bonus(2); such payment to be made in a lump sum on or before the fifth day following the Date of Termination;

(e)           In the case of a termination of the Executive’s employment by the Trust without Cause or for Disability, or by the Executive for Good Reason, the Trust shall pay the full cost for the Executive to participate in the health insurance plan in which the Executive was enrolled immediately prior to the Date of Termination for a period of twelve (12) months, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs.  In the event that the Executive’s participation in any such plan or program is barred, the Trust shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plan from which his continued participation is barred.

(f)            Any payment by the Trust required hereunder following termination of the Executive’s employment for any reason, other than pursuant to Section 6(b), shall be conditioned on and shall not be payable until receipt of a written release in form and substance reasonably acceptable to iStar of any and all past and present claims that the Executive may have against the Trust or iStar or any of their affiliates and any of their respective officers, directors, members, managers or trustees arising out of his employment relationship with the Trust or iStar or any of their affiliates.

8.             Nondisclosure.  The Executive shall hold in a fiduciary capacity for the benefit of the Trust and iStar all Confidential Information relating to the Trust, iStar or any of their affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Trust, iStar or any of their affiliated companies.  For the purposes of this Agreement, “Confidential Information” means any data or information with respect to the business conducted by the Trust, iStar or their affiliates, that is material to the Trust’s or iStar’s business operations and is not generally known by the public, including business and trade secrets.  To the extent consistent with the foregoing definition, Confidential Information includes without limitation: (a) reports, pricing, underwriting and pricing procedures, and financing methods of the Company, together with any specific and proprietary techniques utilized by the Company in designing, developing, and marketing its loan products or in performing services for customers and accounts of the Company; (b) the business plans and financial statements, reports, data and projections of the Company; (c) identities and addresses of consultants, borrowers or customers or any other confidential information relating to or dealing with the business operations or activities of the Trust, iStar and their affiliates; and (d) information concerning trade secrets of the Trust, iStar and their affiliates.  After termination of the Executive’s employment with the Trust, the Executive shall not, without the prior written

(2)  Examples of the above calculation are set forth in Appendix B of this Agreement.

consent of the Trust or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Trust and those designated by it.  The agreement made in this Section 8 shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law or by separate agreement upon the Executive in respect of Confidential Information of the Trust and iStar.

9.             Non-Competition and Non-Solicitation.  During the Executive’s employment with the Trust and for a period of twelve (12) months following the Executive’s Date of Termination, the Executive shall not, without the prior written consent of the Trust, for himself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a “Person”), engage in the financing of participants in the automotive industry.  The Executive’s passive ownership of less than five percent (5%) of the securities of a company shall not be treated as an action in competition with the Trust.

(a)           During the term of Executive’s employment by the Trust, and for the eighteen (18) months following the Date of Termination, the Executive shall not, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other Person:

(i)                                   solicit and/or hire any Person who is on the Date of Termination, or has been within twelve (12) months prior to the Date of Termination, an officer or manager level employee of the Trust or its affiliates, for the purpose or with the intent of enticing such Person away from or out of the employ of the Trust or its affiliates;

(ii)                                in order to protect the Confidential Information and proprietary rights of the Trust, solicit, induce or attempt to induce any Person who is, at the Date of Termination, or has been within twelve (12) months prior to the Date of Termination, an actual customer, borrower, client, business partner, or a prospective customer, borrower, client, business partner (i.e., a customer, borrower, client or business partner who is party to a written proposal or letter of intent with Trust, in each case written less than six (6) months prior to the Date of Termination) of the Trust or its affiliates, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with Trust or its affiliates, (B) enticing or attempting to entice such Person to do business with Executive or any affiliate of Executive, or (C) in any way interfering with the relationship between such Person and Trust or its affiliates; or

(iii)                             solicit, induce or attempt to induce any Person who is or that is, at the time of the Date of Termination, or has been within twelve (12) months prior to the Date of Termination, a supplier, licensee or consultant of, or provider of goods or services to Trust or its affiliates, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with Trust or its affiliates or (B) in any way interfering with the relationship between such Person and Trust or its affiliates.

(b)           Because of the difficulty of measuring economic losses to Trust as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Trust and its affiliates for which it would have no other adequate remedy, Executive agrees that the foregoing covenants in this Section 9, in addition to and not in limitation of any other rights, remedies or damages available to the Trust at law, in equity or under this Agreement, may be enforced by the Trust in the event of the breach or threatened breach by Executive, by injunctions and/or restraining orders.

(c)           It is agreed by the parties that the covenants contained in this Section 9 impose a fair and reasonable restraint on Executive in light of the activities and business of the Trust on the date of the execution of this Agreement and the current plans of the Trust, including the Merger; but it is also the intent of the Trust and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Trust and its affiliates throughout the term of these covenants.

(d)           It is further agreed by the parties hereto that, in the event that Executive shall cease to be employed hereunder, and enters into a business or pursues other activities within twelve (12) months from such Date of Termination that, at such time, are not in competition with the Trust or its affiliates or with any business or activity which the Trust or its affiliates contemplated pursuing, as of the Date of Termination, or similar activities or business in locations the operation of which, under such circumstances, does not violate this Section 9 or any of Executive’s obligations under this Section 9, Executive shall not be chargeable with a violation of this Section 9 if the Trust or its affiliates subsequently enter the same (or a similar) competitive business, course of activities or location, as applicable (except as to business or activities actively contemplated by the Trust at the Date of Termination).

(e)           The covenants in this Section 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and the Agreement shall thereby be reformed to reflect the same.

(f)            All of the covenants in this Section 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against Trust whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by Trust of such covenants.  It is specifically agreed that the duration of the period during which the agreements and covenants of Executive made in this Section 9 shall be effective shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 9.

(g)           Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which Executive shall be prohibited from engaging in any competitive activity described in Section 9 hereof, the period of time for which Executive shall be prohibited pursuant to Section 9 hereof shall be the maximum time permitted by law.

10.           Successors; Binding Agreement.  The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Trust hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Trust or similar transaction involving the Trust or a successor corporation.

11.           Continued Performance.  Provisions of this Agreement shall survive any termination of this Agreement if so provided herein or if necessary or desirable fully to accomplish the purposes of such provisions, including, without limitation, the obligations of the Executive under the terms and conditions of Sections 8 and 9.  Any obligation of the Trust to make payments to or on behalf of the Executive under Section 7 is expressly conditioned upon the Executive’s continued performance of the Executive’s obligations under Sections 8 and 9 for the time periods stated in Sections 8 and 9.  The Executive recognizes that, except to the extent, if any, provided in Section 7, the Executive will earn no compensation from the Trust after the Date of Termination.

12.           Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Vernon B. Schwartz

51 Glendale Road

Rye, NY 10580

If to the Trust:

Falcon Financial Investment Trust
c/o iStar Financial Inc.

1114 Avenue of the Americas, 27th Floor

New York, NY 10036

Attn: Compensation Committee

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.           Miscellaneous.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Trust as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

14.           Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

16.           Disputes.  Any dispute or controversy arising under or in connection with this Agreement shall, at the Executive’s sole discretion, be settled exclusively by such judicial remedies as the Executive may seek to pursue or by arbitration conducted before a panel of three arbitrators in the Borough of Manhattan in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Trust shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 8 or 9 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Trust’s posting any bond, and provided further that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.  The expense of such arbitration shall be borne by the Trust.

17.           Indemnification.  The Trust shall indemnify and hold Executive harmless to the maximum extent permitted by the laws of the State of Maryland (and the law of any other appropriate jurisdiction after an a reincorporation) against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees incurred by Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer or trustee of the Trust, regardless of whether such action or proceeding is one brought by or in the right of the Trust to procure a judgment in its favor (or other than by or in the right of the Trust).  Notwithstanding the foregoing, the Executive shall not be entitled to be indemnified to the extent he has acted in bad faith or in manner that constitutes gross negligence or willful or intentional misconduct.

18.           Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements (including, without limitation, the 2003 Agreement), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

FALCON FINANCIAL INVESTMENT TRUST

Attest:

By:	/s/ Allison W. Berman	By:	/s/ David A. Karp
			Name:	David A. Karp
			Title:	President and Chief Financial Officer

Attest:

By:	/s/ Allison W. Berman	/s/ Vernon B. Schwartz
Vernon B. Schwartz

Appendix A

For the 2005 calendar year, the Target for the Trust’s asset origination is $360,000,000.  The following table shows the calculations for the Executive’s Annual Bonus.

Percentage of Target Satisfied	Annual Bonus

75%	50% of Base Salary
100%	100% of Base Salary
125%	125% of Base Salary
150%	150% of Base Salary

App. A-1

Appendix B

Example 1

Assumptions:

•                                          30 days after the Control Date is January 1, 2005 (Please note application of the next to last sentence of Section 5(a) of this Agreement)

•                                          Base Salary of $390,000

•                                          Termination without Cause, June 30, 2005

•                                          As of the Date of Termination, total asset originations of $180,000,000 ($360,000,000 on an annualized basis)

Calculation of Prorated Bonus:

Percentage of Target Satisfied as of the Date of Termination:  100% (See Appendix A)

Annual Bonus payable upon satisfaction of 100% of Target:  $390,000 (See Appendix A).

Percentage of days worked in calendar year:  50% (50% is rounded up from 49.58% (181 days divided by 365 days))

Prorated Bonus = $390,000 x 50% = $195,000

Calculation of Liquidated Damages

Base Salary + Prorated Bonus x 2 =

($390,000 + $195,000) x 2 = $1,170,000

Example 2*

Assumptions:

•                                          Effective Date of January 1, 2005

•                                          Base Salary of $390,000

•                                          Termination without Cause, June 30, 2006

•                                          As of the Date of Termination, total asset originations of $225,000,000 ($450,000,000 on an annualized basis)

Calculation of Prorated Bonus:

Percentage of Target Satisfied as of the Date of Termination:  125% (See Appendix A)

Annual Bonus payable upon satisfaction of 125% of Target:  $487,500 (See Appendix A).

Percentage of days worked in calendar year:  50% (50% is rounded up from 49.58% (181 days divided by 365 days))

*                 For purposes of this example, we have assumed that the origination and bonus targets set forth in Annex A remain in effect, although such targets are subject to revision on an annual basis pursuant to Section 5(a) of the Agreement.

App. B-1

Prorated Bonus = $487,500 x 50% = $243,750

Calculation of Liquidated Damages

Base Salary + Prorated Bonus x 1 =

($390,000 + $243,750) x 1 = $633,750

App. B-2